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                                                                    EXHIBIT 10.1



                         ADDENDUM TO LEASE AGREEMENT

                              November 27, 1996


This Addendum to Lease Agreement ("Addendum") is entered into as of the date set forth above by 500 International Parkway Development Company ("Landlord") and Phoenix International Ltd., Inc. ("Tenant").

                                 BACKGROUND


Effective as of September 11, 1996, Landlord and Tenant entered into a Lease Agreement ("Original Lease"), pursuant to which Landlord agreed to lease to Tenant 37,259 square feet of rentable space in Landlord's 75,860 rentable square foot office building located at 500 International Parkway, Heathrow, Seminole County, Florida ("Original Leased Premises"). The Original Lease granted Tenant the right to expand its Leased Premises by leasing the south half of the first floor of the 500 International Parkway building. Effective as of November 27, 1996, Tenant has exercised its right to so expand its Leased Premises. Landlord and Tenant now desire to enter into this Addendum to set forth the terms and conditions of Tenant's leasing of the south half of the first floor of the 500 International Parkway building. All capitalized terms which are used, but not defined herein, will have the meanings attributed to such terms in the Original Lease.

                                  AGREEMENT

Landlord and Tenant hereby agree as follows:

Section 1. LEASING OF EXPANSION SPACE. Landlord hereby leases to Tenant the 11, 098 square feet of rentable space, as measured in accordance with the standards of the Building Owners and Managers Association International ("BOMA") and as modified to allocate space contained within the first floor lobby and atrium proportionately among all space in the building (also containing 9,609 square feet of usable space), contained in the south half of the first floor of the 500 International Parkway building ("Expansion Space"). The location and configuration of the Expansion Space is delineated on attached Exhibit A, which Exhibit A is incorporated herein by this reference.

Section 2. TERMS GOVERNING LEASE OF EXPANSION SPACE. Tenant's leasing of the Expansion Space will be upon the following terms and conditions:

                 (a) The initial term of Tenant's leasing of the Expansion Space will commence on October 1, 1997 and will terminate on the Termination Date of the initial term under the Original Lease ("Expansion Term"),





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                 unless otherwise extended as provided under the Original Lease and this Addendum.

         (b) The monthly Base Rent payable by Tenant for the Expansion Space during the Expansion Term will be as set forth in the Base Rent Schedule attached hereto as Exhibit B, which Exhibit B is incorporated herein by this reference.

         (c) Tenant's "Proportionate Share" with respect to the Expansion Space will be determined in the manner set forth in Item N, of the Lease Summary of the Original Lease, including the terms of Section 9(h). Based upon the projected rentable square footage for the Expansion Space and the rentable square footage for the Building set forth herein, Tenant's Proportionate Share for the Expansion Space would be 14.62%, subject to adjustment as set forth pursuant to the terms of the Original Lease.

         (d) Landlord will provide Tenant with a tenant improvement allowance of $18 per rentable square foot contained within the Expansion Space for the design and construction of tenant improvements to such space. Landlord agrees that it will bid the construction of all such tenant improvements to three mutually agreed-upon and reputable general contractors. Upon the receipt of bids from all three such general contractors, Landlord will present such bids to Tenant and Tenant will have the right to select the general contractor to construct the tenant improvements among the three general contractors submitting such bids. Landlord will thereafter construct tenant improvements to the Expansion Space in accordance with plans and specifications developed and approved by Landlord and Tenant in the some manner as contemplated in Section 9(c) of the Original Lease. All of the terms and conditions set forth in Article 9 of the Original Lease related to the design and construction of Tenant Improvements to the Original Leased Premises will be applicable to Landlord's construction of tenant improvements to the Expansion Space, except that: (i) none of the dates or time frames referred to in Section 9(c) with respect to the design of the tenant improvements will be applicable to the design of the improvements to be made to the Expansion Space; and (ii) the provisions of Section 9(d) will not apply to the construction of the tenant improvements to the Expansion Space, for the reason that those provisions relate solely to the construction of the Base Building and Tenant Improvements to the Original Leased Premises.

         (e) All of the other provisions of the Original Lease (for example, the provisions for parking spaces, renewal, relocation costs and refurbishment allowance) will apply to the Expansion Space during the Expansion Term in the same manner as such provisions apply to the Original Leased Premises under the Original Lease; provided, however,





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         that if any provision of the Original Lease, by its terms, expressly applies only to the Original Leased Premises (for example, the targeted dates for the design and construction of the Tenant Improvements to the Original Leased Premises), such provision will not have any application whatsoever to Tenant's leasing of the Expansion Space hereunder.

Section 3. MISCELLANEOUS. Except as otherwise expressly provided in this Addendum, all of the terms and conditions of the Original Lease will remain in full force and effect.

Section 4. AMENDMENT TO ORIGINAL LEASE. During the execution of the Original Lease, the parties inadvertently omitted the following language from
Section 9(d) and (e) of the Original Lease, which shall be reinserted on page 10 of the Original Lease, at the end of the twelfth line of the fourth paragraph of Section 9(d) after the word "written":

                 "notice of termination of this Lease Agreement to Landlord within five days after such termination."

                 "Section 9(e): SUBSTANTIAL COMPLETION. For the purposes of this Lease, the terms "Substantial Completion", "Substantially Complete" and "Substantially Completed" and the like shall mean the date when:"

Landlord and Tenant have executed this Addendum as of the date first set forth above.


WITNESS:                                   500 INTERNATIONAL PARKWAY
                                            DEVELOPMENT COMPANY
                                           By Pizzuti Management Inc., its Agent
---------------------------------

                                           By: /s/ Richard C. Daley
---------------------------------             ----------------------------------
                                               Richard C. Daley, Vice President


                                           PHOENIX INTERNATIONAL LTD., INC.
---------------------------------

                                           By: /s/ Bahram Yusefzadeh, CEO
---------------------------------             ----------------------------------
                                                 (Name)     (Title)





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State of Ohio:

County of Franklin:

         Before me, a notary public in and for said state and county, personally appeared Richard C. Daley, the Vice President of Pizzuti Management Inc., who acknowledges the signing of the foregoing instrument to be his free act and deed for the uses and purposes set forth herein.

         IN WITNESS WHEREOF, I have signed my name and affixed my official seal on March 17, 1997.


                                                       /s/ Nova S. Witte
                                                       -------------------------
                                                       Notary Public





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State of Florida:

County of Orange:

         Before me, a notary public in and for said state and county, personally appeared Bahram Yusefzadeh the Chairman and CEO of Phoenix International Ltd., Inc. who acknowledges the signing of the foregoing instrument to be his free act and deed for the uses and purposes set forth herein.

         IN WITNESS WHEREOF, I have signed my name and affixed my official seal on March 7, 1997.


                                                       /s/ Lois Jean Smail
                                                       -------------------------
                                                       Notary Public





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                                                                       EXHIBIT B

                             BASE RENT SCHEDULE

The monthly Base Rent payable by Tenant during the Expansion Term for the Expansion Space will be set forth in the following schedule:

                                                        PER RENTABLE SQUARE FOOT
                                                        ------------------------
                   LEASE PERIOD                                BASE RENT                  MONTHLY BASE RENT
                   ------------                                ---------                  -----------------


Lease Year 1 (being a partial lease year)                                  18.50                     17,109
Lease Year 2                                                               18.75                     17,340
Lease Year 3                                                               19.00                     17,572
Lease Year 4                                                               19.25                     17,803
Lease Year 5                                                               19.50                     18,034
Lease Year 6                                                               20.00                     18,497
Lease Year 7                                                               20.25                     18,728
Lease Year 8                                                               20.50                     18,959
Lease Year 9                                                               20.75                     19,190
Lease Year 10                                                              21.00                     19,422

The total monthly payment due from Tenant during the partial first year of the Expansion Term will be $18,306.63 (consisting of Base Rent of $17,109 and sales tax thereon of $1,197.63). For the purposes of this Lease, all references to a "Lease Year" will mean, as to Lease Year 1, the period beginning on the first day of the Expansion Term and, ending on the first anniversary of the Commencement Date under the Original Lease and, as to each subsequent Lease Year, each successive twelve month period thereafter beginning on the day following the first anniversary of the Commencement Date under the Original Lease.

Notwithstanding the foregoing, after Lease Year 1, the per rentable square foot Base Rent shall be the lesser of the amount shown above or the prior year's Base Rent multiplied by the Consumer Price Index Adjustment ("CPI Adjustment") as defined herein. The CPI Adjustment for any Lease Year shall be a fraction, the numerator of which shall be the average CPI for the 12 months ending with the Commencement Date anniversary immediately preceding such Lease Year and the denominator of which shall be the average CPI for the 12 months ending with the Commencement Date or the Commencement Date anniversary before the Commencement Date anniversary immediately preceding such Lease Year. For the purpose hereof, the term "Commencement Date" shall mean the Commencement Date set forth in the Original Lease. The term "CPI" as used herein shall mean the Consumer Price Index for All Urban Consumers in the Central Florida Area (or any reconstituted geographic area covering the Central Florida Area), published by the United States Department of Labor, Bureau of Statistics.





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         For example, if the Commencement Date of the Original Lease is April
         1, 1997, the Base Rent for Lease Year 2 (from April 1, 1998 to March 31, 1999) shall be calculated as follows:

         If (1) the average CPI for the 12 months prior to April 1, 1998 was 132.2, and (2) the average CPI for the 12 months prior to April 1, 1997 was 129.6, then (1) the CPI Adjustment would be 1.02, (2) the CPI Adjustment would be multiplied by the Year 1 Rent ($17,109) to get a total of $17,451, and (3) because $17,451 is greater than the $17,340 listed on this Exhibit B Rent Schedule for Year 2, the Base Rent for Year 2 would be $17,340.

In the event the federal government changes the publication frequency of the CPI so that the CPI is not available to make a CPI Adjustment of annual rent, the CPI Adjustment shall be based on the percentage difference between the CPI for the closest preceding month for which a CPI is available and the CPI for the last anniversary of the Commencement Date. If the issuance of the CPI by the federal government is discontinued, the Landlord shall use for the CPI the official index published by a federal governmental agency which is most nearly equivalent to the CPI. If no such index is available, then Landlord shall use such index or procedure which reasonably reflects national average of increases or decreases in consumer prices. If the rental payments determined pursuant to this Exhibit B exceed that allowed by the terms of any valid governmental restriction which limits the amount of rent or if the rental payments described pursuant to this Exhibit B exceed any limitation otherwise imposed by this Lease, the amount of rent or other payments shall be the maximum permitted by such governmental restriction and by such limitation; however, all increases or decreases in rent or other payments provided in this Lease shall be calculated thereafter based upon the amount of the rent which would have been payable under the Lease as if such government restriction or other limitation had not limited the rent payable under the terms of this Lease. Notwithstanding the above, the increase in per rentable square foot base rent from Year 5 to Year 6 shall be $.50, regardless of any increase in the CPI.